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NOVEN RECEIVES FDA WARNING LETTER
RELATED TO MID-2007 FACILITY INSPECTION

Miami, FL – January 10, 2008 - Noven Pharmaceuticals, Inc. (NASDAQ: NOVN) announced that yesterday it received a warning letter from the U.S. Food and Drug Administration (FDA) related to a prior on-site inspection of Noven’s Miami manufacturing facility.

The FDA inspection concluded in early July 2007 and, as disclosed at that time by Noven, resulted in FDA observations on Form 483. The majority of the observations on Form 483 related to difficulties experienced by some patients in removing the release liner of the Daytrana™ transdermal system. Noven submitted a response to the FDA’s observations in July 2007.

In the warning letter, the FDA cites Current Good Manufacturing Practice deficiencies related to (i) peel force specifications for removal of Daytrana’s release liner, and (ii) data supporting the peel force characteristics of Daytrana’s enhanced release liner throughout the product’s shelf life. The warning letter does not restrict production or shipment of Daytrana™ product; it does request additional information and analysis related to the cited deficiencies, instructs Noven to take prompt action to address the FDA’s concerns, and states that failure to do so may result in further regulatory action.

“Compliance with FDA regulations is taken very seriously at Noven, and this matter is receiving the highest priority within the company,” said Jeffrey F. Eisenberg, Noven’s Interim Chief Executive Officer. “We are working very closely with Shire, the global licensee of Daytrana™, to promptly respond to the FDA’s letter, and we are committed to working collaboratively with the FDA to fully resolve the issues.”

The warning letter will be posted on the FDA’s website at www.fda.gov and, once posted, will be available for viewing.

About Noven

Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, has long been established as a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Its commercialized transdermal products include Vivelle-Dot® (estradiol transdermal system), the most prescribed estrogen patch in the U.S., and Daytrana™ (methylphenidate transdermal system), the first and only patch approved for the treatment of ADHD. With the acquisition of JDS Pharmaceuticals in August 2007, Noven has become a broader-based specialty pharmaceutical company with a substantially enhanced late-stage product pipeline and the infrastructure, products and category expertise to market and sell its own products. See www.noven.com for additional information.

Contact:
Joseph C. Jones
Vice President – Corporate Affairs
(305) 253-1916

Forward Looking Information

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. Statements that are not historical facts, including statements which are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements, are forward-looking statements. Noven’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Noven’s current perspective on existing trends and information. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors that are, in many instances, beyond Noven’s control. These risks and uncertainties include, but are not limited to, the risk that Noven’s response to the warning letter may not be acceptable to the FDA or address the FDA’s concerns, and in such case, the risk that the FDA may take regulatory action against Noven, which may include fines, product seizures or recalls, injunctions, suspension of production and/or the withdrawal of product approval; and the likelihood that any fine or Daytrana™ product recall, injunction, seizure, suspension of production or withdrawal of product approval would have a material adverse effect on Noven, including the loss of Daytrana™ sales, the potential inability to achieve the remaining Daytrana™ sales milestone, potentially significant costs associated therewith and the potential for litigation related to this matter. For additional information regarding these and other risks associated with Noven’s business, readers should refer to Noven’s Annual Report on Form 10-K for the year ended December 31, 2006 as well as other reports filed from time to time with the Securities and Exchange Commission. Unless required by law, Noven undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.